EXHIBIT (a)(5)(vii)

EXHIBIT (a)(5)(vii)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Schedule TO Issuer Tender Offer Statement to Registration Statement No. 333-52372 of Merrill Lynch Senior Floating Rate Fund II, Inc. (the “Fund”) of our reports dated October 17, 2002 for the Fund and for Master Senior Floating Rate Trust (the “Trust”), respectively, both appearing in the August 31, 2002 Annual Report of the Fund and of our reports dated October 22, 2001 for the Fund and Trust, respectively, both appearing in the August 31, 2001, Annual Report of the Fund.

/s/ Deloitte & Touche LLP

Princeton, New Jersey May 15, 2003